Exhibit 99.1

LIBERTY INTERACTIVE REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2012 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: LINTA, LINTB) today reported first quarter results. Highlights include(1):

•	Grew consolidated QVC revenue by 5% and adjusted OIBDA(2) by 7%

◦	Operating income increased 15%

◦	QVC.com revenue as a percent of total US revenue increased to 39%

•	eCommerce group grew revenue and adjusted OIBDA 18% and 17%

◦	Operating income increased 88%

•	Filed S-4 with the SEC to create new Liberty Ventures tracking stock

•	Repurchased $325 million of Liberty Interactive stock from February 1 through April 30, 2012

“QVC continues to produce impressive results despite a challenging macroeconomic environment and our eCommerce group's growth was very strong,” stated Greg Maffei, Liberty Interactive President and CEO. “We made progress in the creation of our new Liberty Ventures tracking stock and expect to have a shareholder vote in the third quarter. We increased the rate of our share repurchases and spent $325 million from February 1 to April 30.”

Liberty Interactive's revenue increased 7% to $2.3 billion in the first quarter, adjusted OIBDA increased 11% to $418 million and operating income increased 21% to $258 million. The increase in revenue was due to favorable results at QVC and the eCommerce companies. The increase in adjusted OIBDA and operating income for the quarter was due to favorable results at QVC and the eCommerce companies and a decrease in corporate overhead.

QVC
QVC's consolidated revenue increased 5% in the first quarter to $1.9 billion. During the same period, adjusted OIBDA increased 7% to $390 million and operating income increased 15% to $258 million.

“QVC demonstrated significant growth in revenue and adjusted OIBDA in the first quarter,” said Mike George, QVC President and CEO. “Our customers are increasingly embracing QVC as a trusted shopping destination that offers engaging and interactive content, along with great value. Our early investment in mobile platforms is proving successful, and we are seeing rapid adoption as our customers around the world choose to engage with QVC on tablet and mobile devices.”

QVC's US revenue increased 4% to $1.2 billion in the first quarter. Gross product revenue in the same period increased 5% as a result of strength in cooking and dining and apparel products. US revenue, however, maintained a 4% increase overall due to an increase in first quarter returns as a percent of gross product revenue of 127 basis points primarily due to the shift in mix to apparel. Average selling price ("ASP") increased 4% from $54.83 to $57.01 and units sold increased 1% compared to the prior year first quarter. There was also a 9% increase in shipping and handling revenue as a result of price increases implemented in the fourth quarter of 2011. In the first quarter, eCommerce revenue increased 13% to $481 million and grew to 39% from 36% as a percentage of total US revenue. Adjusted OIBDA increased 4% to $270 million and adjusted OIBDA margin(2) remained flat during the first quarter. The adjusted OIBDA margin was impacted by a $4 million charge associated with reducing the number of order entry personnel at the Chesapeake, VA call center due to an increase in electronic ordering from customers.

QVC's international revenue increased 8% in the first quarter to $692 million. The first quarter results included the positive impact of the weakening of the US Dollar against the Japanese Yen that was offset by the negative impact of the strengthening of the US Dollar against the Euro and Pound Sterling. International adjusted OIBDA increased 17% to $120 million and adjusted OIBDA margin increased 132 basis points in the first quarter.

QVC Japan's revenue grew 19% in local currency in the first quarter primarily due to QVC being off-air for twelve days as a result of the earthquake and related events experienced last March and were driven by increased sales in home, apparel and accessories. QVC Japan's ASP in local currency decreased 3%, but units shipped increased 25% in the first quarter. QVC Japan's first quarter returns as a percent of gross product revenue in local currency increased by 112 basis points primarily due to the shift in mix to apparel. QVC Japan's adjusted OIBDA in local currency increased 40% and adjusted OIBDA margin increased 335 basis points in the first quarter. The increase in adjusted OIBDA margin was due to the higher absorption of warehouse, call center and other fixed costs due to increased sales. Product margins also increased due primarily to a more favorable product mix.

QVC Germany's revenue declined 4% in local currency in the first quarter primarily due to decreased sales in health and fitness and apparel and accessories, somewhat offset by increases in sales of beauty products. QVC Germany's ASP in local currency increased 1%, but units shipped declined by 8% in the first quarter. QVC Germany's first quarter returns as a percent of gross product revenue in local currency improved by 207 basis points and was primarily due to a favorable mix impact and favorable return rates in most product categories. QVC Germany's adjusted OIBDA in local currency decreased 3%, but adjusted OIBDA margin increased 34 basis points in the first quarter. The increase in adjusted OIBDA margin was primarily due to higher product margins that were somewhat offset by the lower absorption of fixed costs due to decreased sales.

QVC UK's revenue increased 4% in local currency in the first quarter primarily due to sales increases in beauty and apparel products. QVC UK's ASP in local currency increased 1% and units shipped increased 4% for the first quarter. QVC UK's first quarter returns as a percent of gross product revenue in local currency increased by 127 basis points primarily due to a product mix shift to apparel, accessories and shoes. QVC UK's adjusted OIBDA in local currency decreased 3% and adjusted OIBDA margin decreased 93 basis points in the first quarter. The decrease in adjusted OIBDA margin was primarily due to higher duplicate running costs associated with the transition to the UK's new headquarters.

QVC Italy continues the trend upward with an 8% sequential sales growth in local currency over the fourth quarter of 2011, even considering the normal sales decline from the fourth quarter to the first quarter of the subsequent year. QVC Italy's sales were primarily from the home, beauty and apparel product categories.

QVC's outstanding bank and bond debt was $2.4 billion at March 31, 2012.

eCommerce Businesses
In the aggregate, Liberty Interactive's eCommerce businesses increased revenue 18% to $382 million for the first quarter. Adjusted OIBDA increased 17% to $34 million for the quarter and operating income increased 88% to $15 million. All but one of our eCommerce businesses reported an increase in revenue for the quarter as a result of increased marketing efforts and increased conversion resulting from site optimization and broader inventory offerings.

Share Repurchases
From February 1, 2012 through April 30, 2012, Liberty Interactive repurchased approximately 17.2 million Series A Liberty Interactive shares at an average cost per share of $18.83 for total cash consideration of $324.5 million. Since the creation of the Liberty Interactive stock in May 2006, Liberty Interactive has repurchased approximately 157.6 million shares at an average cost per share of $19.13 for aggregate cash consideration of $3.0 billion. These repurchases represent approximately 22.5% of the shares outstanding at the time of creation of the Liberty Interactive stock. As of April 30, 2012, Liberty Interactive had approximately $686 million remaining under its stock repurchase authorization.

Liberty Interactive holds controlling interests in companies that are engaged in video and digital commerce, including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub, and Right Start, and also owns interests in HSN, Tree.com, Interval Leisure Group, TripAdvisor, Expedia and Lockerz.

FOOTNOTES

1)
Liberty Interactive Corporation's President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 11:00 a.m. (ET) on May 8, 2012. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE CORPORATION FINANCIAL METRICS

(amounts in millions)	1Q11	1Q12	% Change
Revenue
QVC
US	$1,192	1,240	4%
International	643	692	8%
Total QVC Revenue	1,835	1,932	5%
eCommerce businesses	324	382	18%
Total Liberty Interactive Revenue	$2,159	2,314	7%

Adjusted OIBDA
QVC
US	$260	270	4%
International	103	120	17%
Total QVC Adjusted OIBDA	$363	390	7%
eCommerce businesses	29	34	17%
Corporate and other	(14)	(6)	57%
Total Liberty Interactive Adjusted OIBDA	$378	418	11%

Operating Income
QVC
US	$159	171	8%
International	66	87	32%
Total QVC Operating Income	225	258	15%
eCommerce businesses	8	15	88%
Corporate and other	(20)	(15)	25%
Total Liberty Interactive Operating Income	$213	258	21%

QVC OPERATING METRICS

(amounts in millions except average sale price amounts)	1Q11	1Q12	% Change
QVC - US(1)
Revenue	$1,192	1,240	4%
Adjusted OIBDA	$260	270	4%
Adjusted OIBDA margin	21.81%	21.77%	-4 bps
Average sale price (ASP)	$54.83	57.01	4%
Units sold	23.69	23.88	1%
eCommerce % of US revenue	35.87%	38.82%	295 bps
Return rate	18.21%	19.48%	-127 bps

QVC - Japan(1)
Revenue	$233	289	24%
Adjusted OIBDA	$43	63	47%
Adjusted OIBDA margin	18.45%	21.8%	335 bps
Average sale price (ASP)	¥6,596	6,403	(3)%
Units sold	3.15	3.93	25%

QVC - Germany(1)
Revenue	$268	247	(8)%
Adjusted OIBDA	$49	46	(6)%
Adjusted OIBDA margin	18.28%	18.62%	34 bps
Average sale price (ASP)	€36.26	36.80	1%
Units sold	6.97	6.44	(8)%

QVC - UK(1)
Revenue	$138	140	1%
Adjusted OIBDA	$21	20	(5)%
Adjusted OIBDA margin	15.22%	14.29%	-93 bps
Average sale price (ASP)	£27.99	28.38	1%
Units sold	3.34	3.47	4%

QVC - Italy(1)
Revenue	$4	16	300%
Adjusted OIBDA	$(10)	(9)	10%
Adjusted OIBDA margin	(250)%	(56.25)%	NM
Average sale price (ASP)	€32.99	32.19	(2)%
Units sold	0.08	0.39	NM

(1)	Revenue and adjusted OIBDA change calculated in US dollars, not local currency

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2012 to the same period in 2011.

On September 23, 2011, Liberty Interactive completed the split-off of a wholly owned subsidiary, Liberty Media Corporation ("LMC") (formerly known as Liberty CapStarz, Inc. and Liberty Splitco, Inc.) (the "Split-Off"). At the time of the Split-Off, LMC owned all the assets, businesses and liabilities previously attributed to the Liberty Capital and Liberty Starz tracking stock groups. The Split-Off was effected by means of a redemption of all of the Liberty Capital common stock and Liberty Starz common stock of Liberty Interactive for all of the common stock of LMC. This transaction has been accounted for at historical cost due to the pro rata nature of the distribution.

Following the Split-Off, Liberty Interactive and LMC operate as separate, publicly traded companies, and neither has any stock ownership, beneficial or otherwise, in the other. In connection with the Split-Off, Liberty Interactive and LMC entered into certain agreements in order to govern certain of the ongoing relationships between the two companies after the Split-Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement, a Facilities Sharing Agreement and a Tax Sharing Agreement. Certain prior period amounts have been reclassified for comparability with the current presentation.

The following financial information is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2011	3/31/2012
Expedia(1)	$1,004	1,157
TripAdvisor(1)	873	1,235
HSN(1)	726	761
Interval Leisure Group and Tree.com(1)	242	311
Non Strategic Public Holdings(2)	1,165	1,339
Total Liberty Interactive	$4,010	4,803

(1)
Represents fair value of Liberty Interactive's investments. In accordance with GAAP, Liberty Interactive accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)	Represents Liberty Interactive's non-strategic public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2011	3/31/2012
Cash and liquid investments(1)	$893	802
Less: Short-term marketable securities	46	8
Total Liberty Interactive Cash (GAAP)	$847	794

Debt:
Senior notes and debentures(2)	$1,100	1,100
Senior exchangeable debentures(3)	2,967	2,965
QVC senior notes(2)	2,000	2,000
QVC bank credit facility	434	382
Other	82	97
Total Liberty Interactive Debt	6,583	6,544
Unamortized discount	(20)	(19)
Fair market value adjustment	(524)	(342)
Total Liberty Interactive Debt (GAAP)	$6,039	6,183

(1)
Includes $46 million and $8 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2011 and March 31, 2012, respectively, which are included as other current assets on Liberty Interactive's balance sheet.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)	Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount or fair market value adjustment.

Total cash and liquid investments decreased $91 million, primarily due to stock repurchases, debt repayments in excess of borrowings and capital expenditures. These cash outflows were partially offset by cash flow from operations at QVC. Total debt decreased by $39 million, primarily due to repayments on the QVC bank credit facility. These repayments were partially offset by borrowings at various eCommerce businesses.

Important Notice: Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) President and CEO, Gregory B. Maffei will discuss Liberty Interactive's earnings release in a conference call which will begin at 11:00 a.m. (ET) on May 8, 2012. The call can be accessed by dialing (888) 554-1432 or (719) 325-2118 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:00 a.m. (ET) on May 15, 2012, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 9137419#. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on the Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, new service and product offerings, the creation of the Liberty Ventures tracking stock, the continuation of our stock repurchase program, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, our ability to satisfy the conditions to the creation of the Liberty Ventures tracking stock and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Additional Information
Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of Liberty Interactive's proposed new tracking stock or Liberty Interactive's existing common stock. The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty Interactive stockholders and other investors are urged to read the registration statement filed with the SEC, including the preliminary proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty Interactive's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty Interactive and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty Interactive and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC (a preliminary filing of which has been made with the SEC).

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION
As a supplement to Liberty Interactive's consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest privately held business (QVC) owned by Liberty Interactive at March 31, 2012, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q11	2Q11	3Q11	4Q11	1Q12
Liberty Interactive
QVC
Revenue - US	$1,192	1,232	1,196	1,792	1,240
Revenue - International	643	666	690	857	692
Revenue - Total	$1,835	1,898	1,886	2,649	1,932
Adjusted OIBDA - US	260	305	259	401	270
Adjusted OIBDA - International	103	113	114	178	120
Adjusted OIBDA - Total	$363	418	373	579	390
Operating income - US	159	204	159	254	171
Operating income - International	66	77	75	143	87
Operating income - Total	$225	281	234	397	258
Gross margin - US	35.1%	37.5%	35.7%	34.6%	35.6%
Gross margin - International	36.9%	38%	36.7%	37.4%	37.7%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2011, June 30, 2011 September 30, 2011, December 31, 2011 and March 31, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q11	2Q11	3Q11	4Q11	1Q12
Liberty Interactive
Adjusted OIBDA	$378	450	377	618	418
Depreciation and amortization	(149)	(148)	(151)	(193)	(143)
Stock compensation expense	(16)	(14)	(2)	(17)	(17)
Operating Income	$213	288	224	408	258

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that reportable segment's operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2011, June 30, 2011 September 30, 2011, December 31, 2011 and March 31, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q11	2Q11	3Q11	4Q11	1Q12
Liberty Interactive
QVC Adjusted OIBDA
QVC US	$260	305	259	401	270

QVC Japan	43	59	61	78	63
QVC Germany	49	41	40	69	46
QVC UK	21	26	24	40	20
QVC Italy	(10)	(13)	(11)	(9)	(9)
QVC International adjusted OIBDA	$103	113	114	178	120

Consolidated QVC adjusted OIBDA	$363	418	373	579	390
Depreciation and amortization	(134)	(131)	(133)	(176)	(127)
Stock compensation	(4)	(6)	(6)	(6)	(5)
Operating Income	$225	281	234	397	258

eCommerce Businesses
Adjusted OIBDA	$29	36	9	49	34
Depreciation and amortization	(16)	(16)	(17)	(17)	(17)
Stock compensation	(5)	(1)	6	(2)	(2)
Operating Income (Loss)	$8	19	(2)	30	15

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	3/31/2012	12/31/2011
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$794	847
Trade and other receivables, net	734	1,054
Inventory, net	1,124	1,071
Other current assets	112	148
Total current assets	2,764	3,120

Investments in available-for-sale securities and other cost investments	1,343	1,168
Investments in affiliates, accounted for using the equity method	1,152	1,135
Property and equipment, at cost	2,053	2,002
Accumulated depreciation	(904)	(869)
	1,149	1,133
Intangible assets not subject to amortization:
Goodwill	6,003	5,978
Trademarks	2,518	2,518
	8,521	8,496
Intangible assets subject to amortization, net	2,138	2,209
Other assets, at cost, net of accumulated amortization	77	78
Total assets	$17,144	17,339

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	524	599
Accrued liabilities	671	801
Current portion of debt	1,265	1,189
Deferred income tax liabilities	851	851
Other current liabilities	175	128
Total current liabilities	3,486	3,568

Long-term debt, including $2,623 million and $2,443 million measured at fair value	4,918	4,850
Deferred income tax liabilities	2,033	2,046
Other liabilities	202	248
Total liabilities	10,639	10,712

Equity:
Total stockholders' equity	6,396	6,493
Noncontrolling interests in equity of subsidiaries	109	134
Total equity	6,505	6,627
Commitments and contingencies
Total liabilities and equity	$17,144	17,339

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three months ended
	3/31/2012	3/31/2011
	amounts in millions
REVENUE AND GROSS PROFIT:
Net retail sales	$2,314	2,159
Cost of sales (exclusive of depreciation shown separately below)	1,466	1,377
Gross Profit	848	782

OPERATING COSTS AND EXPENSES:
Operating	208	203
Selling, general and administrative, including stock-based compensation	239	217
Depreciation and amortization	143	149
	590	569
Operating income	258	213

OTHER INCOME (EXPENSE):
Interest expense	(106)	(114)
Share of earnings (losses) of affiliates, net	11	20
Realized and unrealized gains (losses) on financial instruments, net	(18)	(59)
Other, net	3	18
	(110)	(135)
Earnings (loss) from continuing operations before income taxes	148	78
Income tax (expense) benefit	(43)	(15)
Earnings (loss) from continuing operations	105	63
Earnings (loss) from discontinued operations, net of taxes	—	336
Net earnings (loss)	105	399
Less net earnings (loss) attributable to the noncontrolling interests	14	10
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$91	389
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders:
Liberty Capital common stock	NA	293
Liberty Starz common stock	NA	52
Liberty Interactive common stock	91	44
	$91	389

LIBERTY INTERACTIVE CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Three months ended
	3/31/2012	3/31/2011
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVIES:
Net earnings	$105	399
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(336)
Depreciation and amortization	143	149
Stock-based compensation	17	16
Share of (earnings) losses of affiliates, net	(11)	(20)
Realized and unrealized (gains) losses on financial instruments, net	18	59
Deferred income tax expense (benefit)	(24)	(63)
Other, net	5	(10)
Changes in operating assets and liabilities
Current and other assets	268	195
Payables and other liabilities	(191)	(281)
Net cash provided (used) by operating activities	330	108

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in and loans to cost and equity investees	(45)	(5)
Capital expended for property and equipment	(68)	(41)
Net sales (purchases) of short term investments	38	(111)
Other investing activities, net	(16)	—
Net cash provided (used) by investing activities	(91)	(157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	245	127
Repayments of debt	(274)	(156)
Repurchases of Liberty Interactive common stock	(228)	—
Other financing activities, net	(27)	(22)
Net cash provided (used) by financing activities	(284)	(51)
Effect of foreign currency exchange rates on cash	(8)	6
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	245
Cash provided (used) by investing activities	—	201
Cash provided (used) by financing activities	—	(94)
Change in available cash held by discontinued operations	—	(372)
Net cash provided (used) by discontinued operations	—	(20)

Net increase (decrease) in cash and cash equivalents	(53)	(114)
Cash and cash equivalents at beginning of period	847	1,353
Cash and cash equivalents at end of period	$794	1,239